Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

Midland National Life Insurance Company

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities

Fees to be Paid	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Fees Previously Paid	Other	Flexible Premium Deferred Registered Index-Linked and Variable Annuity Contracts and Interests therein	457(o)	N/A	N/A	$750,000,000.00	N/A	$69,541.40
				Total Offering Amounts		$750,000,000.00		$69,541.40
				Total Fees Previously Paid				$69,541.40
				Total Fee Offsets				$0
				Net Fee Due				$0